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                               EXHIBIT 3.1

                    RESTATED ARTICLES OF INCORPORATION

                                    OF

                    CHOICEONE FINANCIAL SERVICES, INC.


     1. These Restated Articles of Incorporation are executed pursuant to the provisions of Sections 641-643, Act 284, Public Acts of 1972, as amended.

     2. The corporation identification number (CID) assigned by the Bureau is 323-667.

     3.   The present name of the corporation is:

                    CHOICEONE FINANCIAL SERVICES, INC.

     4.   The corporation's former name was 1ST COMMUNITY BANCORP, INC.

     5. The date of filing the original Articles of Incorporation was February 24, 1986.

     6. The following Restated Articles of Incorporation supersede the original Articles of Incorporation as amended and shall be the Articles of Incorporation of the corporation:

                                 ARTICLE I

                                   NAME

          The name of the corporation is:

                    CHOICEONE FINANCIAL SERVICES, INC.


                                ARTICLE II

                                 PURPOSES

          The purposes of the corporation are to engage in any activity within the purposes for which corporations may be organized under the Michigan Business Corporation Act.






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                                ARTICLE III

                            AUTHORIZED CAPITAL

          The total authorized capital stock of the corporation is One Million One Hundred Thousand (1,100,000) shares of stock divided into two classes, as follows:

     A. One Million (1,000,000) shares of common stock, which shall be called "Common Stock."

     B. One Hundred Thousand (100,000) shares of preferred stock, which shall be called "Preferred Stock."

          The following provisions shall apply to the authorized stock of the corporation:

          1.   PROVISIONS APPLICABLE TO COMMON STOCK.

               a. NO PREFERENCE. None of the shares of Common Stock shall be entitled to any preferences, and each share of Common Stock shall be equal to every other share of said Common Stock in every respect.

               b. DIVIDENDS. After payment or declaration of full dividends on all shares having a priority over the Common Stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of Preferred Stock and on any other stock of the corporation ranking as to dividends or assets prior to the Common Stock, dividends on the shares of Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

               c. RIGHTS ON LIQUIDATION. On any liquidation, dissolution or winding up of the affairs of the corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of

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          shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

               d. VOTING. At all meetings of shareholders of the corporation, the holders of the Common Stock shall be entitled to one (1) vote for each share of Common Stock held by them respectively.

          2.   PROVISIONS APPLICABLE TO PREFERRED STOCK.

               a.   PROVISIONS TO BE FIXED BY THE BOARD OF DIRECTORS.
          The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, conversion, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

                    (1) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

                    (2)  The stated value of the shares of such
               series.

                    (3) The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series of Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

                    (4) Whether the shares of such series shall be redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a

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               specified event, the limitations and restrictions with
               respect to such redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

                    (5) The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

                    (6) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions such fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

                    (7) Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

                    (8) The voting powers, if any, of the shares of such series, and whether and under what conditions the shares of such series (alone or together with the shares of one or more of other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

                    (9) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.


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                    (10) Any other preferences, privileges and powers and
               relative participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Restated Articles of Incorporation.

               b.   PROVISIONS APPLICABLE TO ALL PREFERRED STOCK.

                    (1) All Preferred Stock shall rank equally and be identical in all respects except as to the matters permitted to be fixed by the Board of Directors, and all shares of any one series thereof shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

                    (2) Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, be given the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.


                                ARTICLE IV

                   REGISTERED OFFICE AND RESIDENT AGENT

          The street address (which is the mailing address) of the current registered office is 109 East Division, Sparta, Michigan 49345.

          The name of the current resident agent is Jae M. Maxfield.


                                 ARTICLE V

                       POWERS OF BOARD OF DIRECTORS

          In furtherance and not in limitation of the powers conferred by the Michigan Business Corporation Act, the Board of Directors is expressly authorized:

     A.   To make, alter or repeal the Bylaws of the corporation.

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     B.   To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

     C. To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     D. By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power to authorize amending these Restated Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets other than in the usual and regular course of its business, recommending to the shareholders a dissolution of the corporation or a revocation of a dissolution or amending the Bylaws of the corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     E. When and as authorized by the shareholders in accordance with the Michigan Business Corporation Act, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and in the best interests of the corporation.

     F. To elect and determine the duties of the officers of the corporation and to establish the rights, powers, duties, rules and procedures that (1) govern the Board of Directors, including without limitation the vote required for any action by the Board of Directors; and
(2) affect the directors' power to manage the affairs of the corporation.



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     G.   To create and issue, by way of distributions to shareholders, as dividends or otherwise, rights or options entitling the holders thereof to purchase from the corporation shares of any class or series of the corporation's capital stock. Such rights or options shall be evidenced in such manner as the Board shall approve and shall set forth the terms upon which, the time within which and the price at which such shares may be purchased from the corporation upon the exercise of any such right or option. The terms and conditions of such rights or options may include, without limitation, provisions which adjust the option price or number of shares issuable under such rights or options in the event of an acquisition of shares or a reorganization, merger, consolidation, sale of assets or other occurrence involving the corporation, and restrictions or conditions that preclude or limit the entitlement, exercise or transfer of such rights or options by any person or persons who, after the date of creation or issuance of such rights or options, acquires, obtains the right to acquire, or offers to acquire directly or indirectly, beneficial ownership of a specified number or percentage of the corporation's outstanding voting shares or other shares of the corporation, or that invalidate or void such rights or options held by any such person or persons.

     H. No Bylaw shall be adopted by shareholders which shall impair or impede the implementation of the foregoing.


                                ARTICLE VI

                              INDEMNIFICATION

          The corporation shall indemnify directors and executive officers of the corporation as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the corporation, a subsidiary or otherwise) arising out of their service to the corporation, a subsidiary or to another organization at the request of the corporation or a subsidiary. The corporation may indemnify persons who are not directors or executive officers of the corporation to the extent authorized by Bylaw, resolution of the Board of Directors or contractual agreement authorized by the Board of Directors. The corporation may purchase and maintain insurance to protect itself and any such director, officer or other person against any liability asserted against the person and incurred by him or her in respect of such service whether or not the corporation would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall apply to actions, suits or proceedings, whether arising from acts or omissions occurring before or after the adoption of this Article VI, and to directors, officers and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors and administrators of the directors, officers and other persons referred to in this Article VI.
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                                ARTICLE VII

                                 DIRECTORS

     A. NUMBER AND TERM OF DIRECTORS. The corporation shall be managed by a Board of Directors who will initially be elected in accordance with this Section. The number of directors shall not be less than nine (9) nor more than fifteen (15). Initially there shall be eleven (11) directors. The exact number of directors may be increased or decreased from time to time by the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board of Directors. Effective on January 1, 1987, the members of the Board must be shareholders of the corporation. The Board of Directors shall be divided into three (3) classes, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1986, four (4) directors of Class I shall be elected to hold office for a term expiring at the 1987 annual meeting, four (4) directors of Class II shall be elected to hold office for a term expiring at the 1988 annual meeting and three (3) directors of Class III shall be elected to hold office for a term expiring at the 1989 annual meeting. Beginning with the annual meeting of shareholders in 1987, each class of directors whose term shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors.

     B.   NOMINATIONS OF DIRECTOR CANDIDATES.

          1. Nominations of candidates for election as directors of the corporation at any meeting of shareholders called for election of directors (an "Election Meeting") may be made by the Board of Directors or by any shareholder entitled to vote at such Election Meeting.

          2. Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than thirty (30) days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books of the corporation as of the date made. At the request of the Secretary of the corporation, each proposed nominee shall provide the corporation with such information concerning himself as is required under the rules of the Securities and Exchange Commission to be included in the corporation's proxy statement soliciting proxies for such person's election as a director.

          3. Any shareholder who intends to make a nomination at an Election Meeting shall deliver, not less than one hundred twenty (120) days prior to the date of notice of the Election Meeting in the case of an annual meeting, and not more than seven (7) days following the date of notice of the meeting in the case of a special meeting, a notice to the Secretary of the corporation setting forth: (a) the

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     name, age, business address and residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee; (d) a statement that each such nominee is willing to be nominated and serve; and (e) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

          4. If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

     C. VACANCIES. All vacancies in the membership of the Board shall be filled by appointment made by a majority vote of the remaining directors. Any vacancy resulting from the removal of a director for cause shall be filled solely by appointment made by a majority of the Continuing Directors as defined in Article IX. Each person so appointed to fill a vacancy shall remain a director until the next election of the class for which that director shall have been chosen and until that director's successor shall be elected by the shareholders.

     D. REMOVAL OF DIRECTORS. A director may be removed before the end of a term only for cause, except that the Bylaws may provide for mandatory retirement from the Board of Directors at seventy (70) years of age or older. At any annual meeting of the shareholders, or at a meeting of shareholders called expressly for the purpose, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of a majority of the shares then entitled to vote at an election of directors, present in person or by proxy, may remove such director or directors for cause. If the holders of the shares of any class are entitled to elect one (1) or more directors by the provisions of these Restated Articles of Incorporation the provisions of this Section shall apply only to the vote of the holders of that class of outstanding shares.

          Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of such person's duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to a direct appeal;
(3) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects such person's ability as a director of the corporation; or (4) the director's actions or failure to act have been in derogation of the director's duties, as


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provided in the Bylaws of the corporation or otherwise provided by law.
Any proposal for removal pursuant to (3) or (4) of this paragraph which is initiated by the Board of Directors for submission to the shareholders shall require the affirmative vote of at least sixty-six and 2/3 percent (66-2/3%) of the total number of directors then in office, exclusive of the director who is the subject of the removal action and who shall not be entitled to vote thereon.


                               ARTICLE VIII

                             OPT-OUT PROVISION

             Pursuant to Section 784(1)(b) of the Michigan Business Corporation Act, the corporation elects not to be governed by Chapter 7A of the Michigan Business Corporation Act, or any amended versions of that Chapter.


                                ARTICLE IX

                       CERTAIN BUSINESS COMBINATIONS

     A. HIGHER VOTE REQUIREMENTS FOR CERTAIN BUSINESS COMBINATIONS. In addition to any vote otherwise required by law or by these Restated Articles of Incorporation, a Business Combination shall require approval by an affirmative vote of not less than sixty-six and 2/3 percent (66-2/3%) of the Voting Stock, other than Voting Stock held by either (1) an Interested Shareholder who is, or whose Affiliate or Associate is, a party to a Business Combination, or (2) an Affiliate or Associate of the Interested Shareholder.

     B. CONDITIONS EXEMPTING HIGHER VOTE REQUIREMENTS. The vote requirements of Section A of this Article IX shall not be applicable to a particular Business Combination if the conditions specified in either one of the following paragraphs are met:

          1. APPROVAL BY CONTINUING DIRECTORS. The Business Combination has been approved by a vote of a majority of the Continuing Directors; or

          2. FAIR PRICE PROVISION. Payment to shareholders in the Business Combination is exclusively in the form of cash, or cash and notes at the individual shareholder's option, provided that the option is available to all shareholders, and all of the following conditions are met:




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               a.   COMMON STOCK.  The amount of cash to be paid per share
          to holders of Common Stock of the corporation must be at least equal to the HIGHEST of the following amounts:

                    (1) The highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of Common Stock of the same class or series acquired by the Interested Shareholder at any time prior to the Announcement Date of the proposal of the Business Combination, or in the transaction in which it became an Interested Shareholder, whichever is higher.

                    (2) The fair market value per share of Common Stock of the same class or series as determined in good faith by the Continuing Directors, which determination may be based upon an appraisal by any investment banking or similar firm, on the Announcement Date or on the Determination Date, whichever is higher.

               b. NON-COMMON STOCK. The amount of the cash to be paid per share in the Business Combination to holders of shares of any class or series of outstanding stock other than Common Stock shall be at least equal to the HIGHEST of the following amounts, whether or not the Interested Shareholder has previously acquired any shares of the particular class or series of stock:

                    (1) The highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of the class of stock acquired at any time prior to the Announcement Date of the proposal of the Business Combination, or in the transaction in which it became an Interested Shareholder, whichever is higher.

                    (2) The highest preferential amount per share to which the holders of shares of the class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

                    (3) The fair market value per share of the class of stock as determined in good faith by the Continuing Directors, which determination may be based upon an appraisal by any investment banking or similar firm, on the Announcement Date or on the Determination Date, whichever is higher.




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               c.   OTHER CONDITIONS.  Prior to the consummation of a
          Business Combination by an Interested Shareholder, all of the following conditions shall be met:

                    (1) Any full periodic dividends, whether or not cumulative, on any outstanding Preferred Stock of the corporation shall have been declared and paid at the regular date therefor.

                    (2) The annual rate of dividends paid on any class or series of stock of the corporation that is not Preferred Stock, except as necessary to reflect any subdivision of the stock, shall not have been reduced, and the annual rate of dividends shall have increased as necessary to reflect any reclassification, including any reverse stock split, recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the stock.

                    (3) The Interested Shareholder may not have received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or any of its subsidiaries, whether in anticipation of or in connection with the Business Combination or otherwise.

                    (4) The Interested Shareholder did not become the Beneficial Owner of any additional shares of the corporation except as part of the transaction that created the Interested Shareholder status or as a result of proportionate stock splits or stock dividends.

               d. PROXY STATEMENT. A proxy statement describing the proposed Business Combination that complies with the disclosure requirements of the Securities Exchange Act of 1934, as amended, and which complies with the disclosure requirements of the Michigan Blue Sky Laws, as amended, and the rules and regulations promulgated thereunder (collectively the "Acts"), must be sent by first class mail to all shareholders of the corporation at least thirty (30) days prior to the consummation of the Business Combination. The proxy statement must be sent regardless of whether it is required by the Acts. The proxy statement shall prominently display a recommendation of the Continuing Directors on the advisability or inadvisability of the Business Combination and a recommendation of any investment banking or similar firm selected by a majority of the Continuing Directors, as to the fairness of the Business Combination to the shareholders of the corporation.

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     C.   DEFINITIONS.

          1. "Affiliate" or "Affiliated Person" means a Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified Person.

          2. "Announcement Date" means the first general public announcement or the first communication generally to shareholders of the corporation, whichever is earlier, of the proposal or intention to make a proposal concerning a Business Combination.

          3. "Associate," when used to indicate a relationship with any person, means any one of the following:

               a. Any corporation, partnership or other organization, (except for the corporation or a subsidiary of the corporation), in which the Person is (1) an officer, director or partner, or
          (2) directly or indirectly, the Beneficial Owner of ten percent (10%) or more of any class of Equity Securities.

               b. Any trust or other estate (1) in which the Person has a beneficial interest of ten percent (10%) or more, or (2) as to which the Person serves as trustee or in a similar fiduciary capacity.

               c. Any relative of the Person or the Person's spouse who has the same residence as the Person or who is a director or officer of the corporation or any of its Affiliates.

          4. "Beneficial Owner," when used with respect to any Voting Stock, means a Person who:

               a. Individually or with any of its Affiliates or Associates, beneficially owns Voting Stock, directly or indirectly.

               b. Individually or with any of its Affiliates or Associates has:

                    (1) The right to acquire Voting Stock whether the right is exercisable immediately or only after the passage of time, pursuant to any agreement, or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

                    (2) The right to vote Voting Stock pursuant to any agreement.



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                    (3)  Any agreement for the purpose of acquiring,
               holding, voting or disposing of Voting Stock with any other person who beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, the Voting Stock.

          5. "Book Value" means the net amount of an asset or group of assets shown in the accounting records which record the cost of the asset less reductions from the cost of the asset, such as depreciation and amortization, determined in accordance with generally accepted accounting principles.

          6.   "Business Combination" means any one of the following:

               a. Any merger or consolidation of the corporation, or any subsidiary of the corporation, that alters the contract rights of the Voting Stock as expressly set forth in these Restated Articles of Incorporation or changes or converts, in whole or in part, the outstanding shares of the corporation with either:

                    (1)  Any Interested Shareholder.

                    (2) Any other corporation, whether or not itself an Interested Shareholder, which is, or after the merger or consolidation would be, an Affiliate of an Interested Shareholder that was an Interested Shareholder prior to the transaction.

               b. Any sale, lease, transfer or other disposition, except in the ordinary course of business, in one transaction or a series of transactions in any twelve (12) month period, to any Interested Shareholder or any Affiliate of any Interested Shareholder (other than the corporation or any of its subsidiaries) of any assets of the corporation or any of its subsidiaries having an aggregate Book Value as of the end of the corporation's most recently ended fiscal quarter of ten percent (10%) or more of its Consolidated Net Worth measured at the time the transaction or transactions are approved by the Board of Directors of the corporation.

               c. The issuance or transfer by the corporation, or any of its subsidiaries in one transaction or a series of transactions, of any Equity Securities of the corporation or any of its subsidiaries that have an aggregate market value of ten percent (10%) or more of the total fair market value of the outstanding shares of the corporation to any Interested Shareholder or any Affiliate of any Interested Shareholder (other than the corporation or any of its subsidiaries) except pursuant to the exercise of warrants or rights to purchase Equity Securities offered pro rata to all holders of the corporation's Voting Stock or any other method affording substantially proportionate treatment to the holders of Voting Stock.

               d. The adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an Interested Shareholder or any Affiliate of any Interested Shareholder.

               e. Any reclassification of securities, including any reverse stock split, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries that has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by ten percent (10%) or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of Equity Securities of the corporation or any of its subsidiaries which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

          7. "Common Stock" means any stock other than preferred or preference stock.

          8. "Consolidated Net Worth" means the total assets of the corporation less its total liabilities determined in accordance with generally accepted accounting principles.

          9. "Continuing Director" means any member of the Board of Directors of the corporation who is not an Affiliate or an Associate of an Interested Shareholder and either (a) was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, or (b) is a successor to a Continuing Director who is not an Affiliate or Associate of an Interested Shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors.

          10. "Control," "controlling," "controlled by," or "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise. The Beneficial Ownership of 10% or more of the voting shares of a corporation shall create a presumption of control.

          11. "Determination Date" means the date on which an Interested Shareholder first became an Interested Shareholder.

          12. "Equity Security" or "Equity Securities" mean any one of the following:

               a. Any stock or similar security, certificate of interest or participation in any profit sharing agreement, voting trust certificate or voting share.

               b. Any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security.

               c. Any put, call, straddle or other option or privilege of buying an equity security from, or selling an equity security to, another without being bound to do so.

          13. "Interested Shareholder" means any Person (other than the corporation or any of its subsidiaries) who is either:

               a. The Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the outstanding Voting Stock of the corporation.

               b. An Affiliate of the corporation and at any time within the two (2) year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the then outstanding Voting Stock of the corporation.

               c. For the purpose of determining whether a Person is an Interested Shareholder pursuant to subdivision (a) or (b), the number of shares of Voting Stock considered to be outstanding shall include all Voting Stock owned by the Person.

          14. "Person" means any entity including, without limitation, an individual, a corporation, a partnership, a trust, a bank, a joint stock company, an unincorporated association or similar organization.

          15.  "Valuation Date" means:

               a. In a Business Combination voted upon by shareholders, the day prior to the date of the shareholders vote or the day which is twenty (20) calendar days prior to the consummation of the Business Combination, whichever is later.

               b. In a Business Combination not voted upon by shareholders, the date of the consummation of the Business Combination.

          16. "Voting Stock" means all outstanding shares of Common Stock and Preferred Stock of the corporation entitled to vote in an election of directors.


                                 ARTICLE X

                           EVALUATION OF OFFERS

          The Board of Directors shall not initiate, approve, adopt or recommend any offer of any party other than the corporation to make a tender or exchange offer for any equity security of the corporation, or to engage in any Business Combination as defined in Article IX, unless and until it shall have first evaluated the proposed offer and determined in its judgment that the proposed offer would be in compliance with all applicable laws. In evaluating a proposed offer to determine whether it would be in compliance with law, the Board of Directors shall consider all aspects of the proposed offer, including the manner in which the offer is proposed to be made, the documents proposed for the communication of the offer and the effects and consequences of the offer if consummated, in the light of the laws of the United States of America and affected states and foreign countries. In connection with this evaluation, the Board may seek and rely upon the opinion of independent legal counsel and it may test the legality of the proposed offer in any state, federal or foreign court or before any state, federal or foreign administrative agency which may have jurisdiction. If the Board of Directors determines in its judgment that a proposed offer would be in compliance with all applicable laws, the Board of Directors shall then evaluate the proposed offer and determine whether the proposed offer is in the best interests of the corporation and its shareholders. The Board of Directors shall not initiate, approve, adopt or recommend any such offer which in its judgment would not be in the best interests of the corporation and its shareholders. In evaluating a proposed offer to determine whether it would be in the best interests of the corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant including, without limitation:

     A. The fairness of the consideration to be received by the corporation and its shareholders under the proposed offer, taking into account the trading price of the corporation's stock immediately prior to the announcement of the proposed offer, the historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers and the future prospects of the corporation;

     B. The possible social and economic impact of the proposed offer and its consummation on the corporation and its employees, customers and suppliers;

     C. The possible social and economic impact of the proposed offer and its consummation on the communities in which the corporation and its subsidiaries operate or are located;

     D. The business and financial conditions and earnings prospects of the offering party, including, without limitation, debt service and other existing or likely financial obligations of the offering party;

     E. The competence, experience and integrity of the offering party and its management; and

     F. The intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.


                                ARTICLE XI

                          LIABILITY OF DIRECTORS

          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty, except for liability:

     A. For any breach of the director's duty of loyalty to the corporation or its shareholders;

     B. For any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     C. For any violation of Section 551(1) of the Michigan Business Corporation Act;

     D. For any transaction from which the director derived an improper personal benefit; or

     E.   For any acts or omissions occurring before March 1, 1987.

          If the Michigan Business Corporation Act is amended after this Article has been adopted by the shareholders to authorize corporate action to further eliminate or limit the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act as amended.

          Any repeal, modification or adoption of any provision in these Restated Articles of Incorporation inconsistent with this Article XI shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, modification or adoption.

                                ARTICLE XII

                                 DURATION

     The term of this corporation is perpetual.


                               ARTICLE XIII

                                AMENDMENTS

          These Restated Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote at any regular or special meeting of shareholders of the corporation if notice of the proposed amendment is contained in the notice of the meeting, except that the affirmative vote of not less than sixty-six and 2/3 percent (66-2/3%) of the shares entitled to vote at any regular or special meeting of shareholders of the corporation shall be necessary for any amendment to Articles VII, VIII, IX, X and this Article XIII.


          I, the President and Chief Executive Officer of ChoiceOne Financial Services, Inc., sign my name this 27th day of May, 1997.


                              CHOICEONE FINANCIAL SERVICES, INC.



                              /s/ Jae M. Maxfield
                              Jae M. Maxfield
                              President and Chief Executive Officer


















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